Exhibit 99.1
Nabors Industries Ltd. Announces Exercise of Over-Allotment Option on Exchangeable Notes
HAMILTON, Bermuda—(BUSINESS WIRE)—June 7, 2006—Nabors Industries Ltd. (NYSE: NBR) today announced that the initial purchasers of senior exchangeable notes due 2011 (the “Notes”) of its wholly-owned subsidiary, Nabors Industries, Inc. (“NII”) notified Nabors that they were exercising in full their right pursuant to the Purchase Agreement, dated May 18, 2006, among Nabors, NII and the initial purchasers, to purchase an additional $250 million in aggregate principal amount of Notes (the “Additional Notes”) to cover over-allotments in the initial private offering. The closing of the offering of the Additional Notes is expected to occur on June 8, 2006.
The Additional Notes are being offered on the same terms as the initial closing, including increases to the size of the exchangeable note hedge transactions and the separate warrant transactions, effectively increasing the exchange price of the Notes from approximately $45.83 under the terms of the Notes to $54.64 per share of Nabors’ Common Shares from the perspective of Nabors, representing a 55% premium based on the last reported sales price on the New York Stock Exchange of $35.25 per share on May 17, 2006, the date of pricing, and a 66.8% premium over the last reported sales price of $32.75 today, June 7, 2006. On a consolidated basis, Nabors will pay approximately $15.0 million in connection with the amendment to the note hedge transactions and the warrant transactions, providing net proceeds to Nabors on a consolidated basis of approximately $233 million.
NII intends to use the proceeds of the issuance of Additional Notes net of the additional cost of the note hedge transactions for general corporate purposes, which may include capital expenditures, retirement of other indebtedness, repurchases of Nabors’ common shares or pursuing acquisition opportunities.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.
The Nabors companies own and operate almost 600 land drilling and approximately 791 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 20 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
FORWARD LOOKING STATEMENTS
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.